EXHIBIT 12

                         MICHIGAN BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                   Six Months Ended
                                                       June 30
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  566.1      $  489.1

     b) Single Business Tax (2)..............      17.3          17.2

     c) Portion of rental expense
         representative of the
         interest factor (1)(2)..............       5.9           6.3
                                               --------      --------
     Total 1(a) through 1(c).................  $  589.3      $  512.6
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations ..........  $   41.6      $   42.2

     b) Capitalized interest.................       0.7           1.0

     c) Portion of rental expense
         representative of the
         interest factor (1).................       5.9           6.3
                                               --------      --------
     Total 2(a) through 2(c).................  $   48.2      $   49.5
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     12.23         10.36
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.

(2) Earnings represent income before income taxes and fixed charges. Since we have already deducted the Single Business Tax (the Tax) and rental expense in our calculation of income before tax (item
     1a), the Tax and the one-third portion of rental expense considered to be fixed charges are added back to arrive at total earnings.